UNITED STATES
                                 SECURITIES AND
                               EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                             FiberTower Corporation
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                    31567R100


                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
        [ ]  Rule 13d-1(b)
        [X]  Rule 13d-1(c)
        [ ]  Rule 13d-1(d)





----------------
        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 31567R100                 13G/A                    Page 2 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, L.L.C. 13-3937658
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            IA, OO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 3 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
               --------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 4 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.   58-2253019
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    149,438
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    149,438
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            149,438
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 0.10%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 5 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Crimson, LP
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            0
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.00%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 6 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.  13-3946794
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000
                    principal amount of 9% Convertible Bonds due 2012
SHARES              ---------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 7 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 8 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 9 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES      -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
OWNED BY    -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING   -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            Approximately 3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 10 of 13 Pages

      (1)   NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Jeffrey M. Solomon
-----------------------------------------------------------------------
      (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
      (3)   SEC USE ONLY
-----------------------------------------------------------------------
      (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
OWNED BY    -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,181,405 shares

                    361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            4,181,405 shares

            361,881 shares issuable upon conversion of $3,000,000 principal amount of 9% Convertible Bonds due 2012
-----------------------------------------------------------------------
      (10)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
      (11)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.14%
-----------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31567R100                 13G/A                    Page 11 of 13 Pages

        This Amendment No. 4 (this "Amendment") amends the statement on Schedule 13G which was filed on December 18, 2003, as amended by Amendment No. 1 filed on February 9, 2004, Amendment No. 2 filed on February 14, 2005 and Amendment No.
3 filed on February 15, 2006 (the "Schedule 13G") with respect to shares of common stock, par value $0.001 per share (the "Common Stock") of First Avenue Networks, Inc., a Delaware corporation. On August 29, 2006, First Avenue merged with FiberTower Network Services Corp. First Avenue, as the successor entity of the Merger, changed its name to FiberTower Corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 4 and 5 in their entirety as set forth below.


Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    Amount beneficially owned:

               As of December 31, 2006, (i) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 149,438 shares of Common Stock and (ii) RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia") owns 4,031,967 shares of Common Stock and principal amount $3,000,000 of 9% Convertible Bonds due 2012, convertible into 361,881 shares of Common Stock. In addition, each of Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock and Convertible Bonds held by Ramius Securities and Carpathia, as applicable, an aggregate number of 4,543,286 shares of Common Stock.

        Note: Ramius Capital is the investment advisor of Carpathia and has the power to direct some of the affairs of Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the Managing Member of Ramius Securities. C4S, is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr.Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

        (b)    Percent of class:

               Based on the quarterly report on Form 10-Q filed by the Company on November 9, 2006, there were 144,558,743 shares of Common Stock outstanding as of October 31, 2006. Therefore, taking into account conversion of the Convertible Bonds, (i) Carpathia may be deemed to beneficially own 3.14% of the outstanding shares of Common Stock, (ii) Ramius Securities may be deemed to beneficially own 0.10% of the outstanding shares of Common Stock, and (iii) each

CUSIP No. 31567R100                 13G/A                    Page 12 of 13 Pages

of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 3.14% of the outstanding shares of Common Stock.

        (c)    Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:

                        See Item 4(a)

               (ii)     Shared power to vote or to direct the vote

                        See Item 4(a)

               (iii)    Sole power to dispose or to direct the disposition of

                        See Item 4(a)

               (iv)     Shared power to dispose or to direct the disposition of

                        See Item 4(a)

Item 5.   Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 31567R100                 13G/A                    Page 13 of 13 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2007

RAMIUS CAPITAL GROUP, L.L.C             RCG CARPATHIA MASTER FUND, LTD.
By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, L.L.C.,
    its managing member                     its investment advisor
                                        By: C4S & Co., L.L.C.,
                                            its managing member

RCG SECURITIES, L.L.C.                  RCG CRIMSON, LP
By: Ramius Capital Group, L.L.C.,       By: Ramius Capital Group, LLC,
    its managing member                     its General Partner
By: C4S & Co., L.L.C.,                  By: C4S & CO., L.L.C.
    its managing member                     as Managing Member








                           By: /s/ Jeffrey M. Solomon
                              ---------------------------
                              Name:  Jeffrey M. Solomon
                              Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
-------------------------------------
Individually and as attorney-in-fact
for  Peter A. Cohen,
Morgan B. Stark and
Thomas W. Strauss


The Power of Attorney executed by Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss, authorizing Jeffrey M. Solomon to sign and file this Schedule 13G/A on each person's behalf, which was filed with the Schedule 13G/A filed with the Securities and Exchange Commission on February 15, 2006 by such Reporting Persons with respect to the common stock of First Avenue Networks, Inc., is hereby incorporated by reference.